Rule 424(b)(3)
                                                  Registration No. 333-52659



PRICING SUPPLEMENT NO.:   1   dated     September 9, 1998



                      THE WALT DISNEY COMPANY


                         Medium-Term Notes


This Pricing Supplement accompanies and supplements the Prospectus dated August 6, 1998, as supplemented by the Prospectus Supplement, dated August 6, 1998 (the "Prospectus Supplement").

The Notes have the following terms (as applicable):

Rate:    / / Fixed Rate   /X/ Floating Rate   / / Zero Coupon
         / / Discount

Form:    /X/ Book-Entry   / / Definitive

Principal Amount:        $60,000,000

Original Issue Price:    Varying prices related to prevailing market
                         prices.

CUSIP No:   25468PAW6

Proceeds to the Company:  $60,000,000

Discount or Commission to Agents:   N/A

Original Issue Discount:            N/A

Original Issue Date:       September 15, 1998

Stated Maturity:           September 13, 2000

Yield to Maturity:         N/A

Initial Maturity (for Renewable Notes):  N/A

Final Maturity (for Renewable Notes):    N/A

Earliest Redemption Date:   N/A

Redemption Price:   N/A

Interest Rate Per Annum (for Fixed Rate Notes):   N/A

Interest Rate Provisions (for Floating Rate Notes):

     Initial Interest Rate:     5.42% per annum

     Base Rate or Rates:
          Commercial Paper Rate
       /X/  LIBOR:
              / / Reuters Monitor Money Rates Service
              /X/ Dow Jones Telerate Service
              / / Index Currency
       / /  Treasury Rate
       / /  Prime Rate
       / /  Federal Funds Rate
       / /  CD Rate
       / /  CMT Rate
              / / Dow Jones Telerate Page 7055
              / / Dow Jones Telerate Page 7052
                  / / Week
                  / / Month
              / / CMT Maturity Index:  ____
       / /  Other: _______
     Spread:  Minus 0.08%

Index Maturity:

       / / 1 Month
       /X/ 3 Months
       / / 6 Months
       / / 1 Year
       / / Other (specify)

   Maximum Interest Rate:  N/A

   Minimum Interest Rate:  N/A

Interest Payment Dates:
     / /  Third Wednesday of each month
     / /  Third Wednesday of each March, June,
            September and December
     / /  Third Wednesday of each ________________
            and _________________
     / /  Third Wednesday of each ________________
     /X/  Other (specify):  The first Interest Payment Date will be
                            December 15, 1998, and thereafter the
                            Interest Payment Dates will be the 15th
                            day of each March, June, September and
                            December during the term of the Notes.

Regular Record Dates:
     /X/ Fifteenth day (whether or not a Business Day) immediately preceding the related Interest
            Payment Date
     / /  Other (specify) _____

Interest Payment Period:
     / /  Monthly
     /X/  Quarterly
     / /  Semiannually
     / /  Annually

Interest Reset Period:
     / /  Daily
     / /  Weekly
     / /  Monthly
     /X/  Quarterly
     / /  Semiannually
     / /  Annually

Interest Reset Dates:
     / /  As specified in Prospectus Supplement
     /X/  Other (specify)  The Interest Reset Dates will be the 15th day of each March, June, September and
                           December during the term of the Notes,
                           commencing December 15, 1998, except that the final Interest Reset Date will be June 14, 2000.

Interest Determination Date:
     / /  As specified in Prospectus Supplement
     /X/  Other (specify)  The Interest Determination Dates will be the 11th day of December 1998; the 11th
                           day of March and June of 1999; the 13th
                           day of September and December of 1999;
                           the 13th day of March of 2000; and the
                           12th day of June 2000

Purchase of Notes at Option of Holder:  N/A

Calculation Agent:     Citibank, N.A.

Plan of Distribution:  J.P. Morgan Securities Inc. has acted as agent for the Company in connection with the sale of the Notes.